Shareholder Meeting.  At a special meeting of the shareholders held on November 6, 2015, the Funds? shareholders voted on two proposals:
1) To approve an Investment Advisory Agreement between Osterweis Capital Management, Inc. and the Trust on behalf of the Osterweis Fund (for shareholders of the Osterweis Fund only).
2) To approve an Investment Advisory Agreement between Osterweis Capital Management, LLC and the Trust on behalf of the Osterweis Strategic Income Fund, Osterweis Strategic Investment Fund and Osterweis Institutional Equity Fund (for
shareholders of the Osterweis Strategic Income Fund, Osterweis Strategic Investment Fund and Osterweis Institutional
Equity Fund only).
 At the meeting, shareholders approved the above proposals as follows:
Fund
For %
Against %
Abstain %
Osterweis Fund
97.7%
0.1%
2.2%
Osterweis Strategic Income Fund
97.8%
0.6%
1.6%
Osterweis Strategic Investment Fund
99.5%
0.1%
0.4%
Osterweis Institutional Equity Fund
100.0%
0.0%
0.0%

See the Approval of Investment Advisory Agreements for additional details.
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